Oi S.A.-In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

NOTICE TO THE MARKET

Oi S.A. - In Judicial Reorganization (“Oi” or “Company”), in accordance with article 12 of CVM Instruction No. 358/02, informs the market that it received a letter from Morgan Stanley, as transcribed below:

“Dear Sir,

In compliance with the Comissão de Valores Mobiliários (“CVM”) Instruction 358 dated January 3, 2002, Article 12, please be notified that, as of September 19, 2016, Morgan Stanley (in the aggregate, through its subsidiaries, Morgan Stanley Capital Services LLC, Morgan Stanley & Co. International plc, Morgan Stanley Uruguay Ltda., Morgan Stanley & Co. LLC, Morgan Stanley Smith Barney LLC, Caieiras Fundo de Investimento Multimercado and Formula XVI Fundo de Investimento Multimercado Credito Privado – Investimento no exterior)1 reached 7,187,710 preferred shares issued by Oi S.A. (the “Company”), equivalent to 4.6% of the Company´s outstanding preferred shares.

Also, Morgan Stanley reached long economic exposure through cash-settled derivative instruments referencing 1,700,000 or 1.1% of the outstanding preferred shares of the Company; and short economic exposure through cash-settled derivative instruments referencing 5,165,100 or 3.3% of the outstanding preferred shares of the Company.

Morgan Stanley does not intend to change the control or management of the Company.

Sincerely,

By: Cesar Coy

1 Morgan Stanley Capital Services LLC - CNPJ nº 05.870.238/0001-91, Morgan Stanley & Co. LLC - CNPJ nº 05.448.000/0001 -72, Morgan Stanley Uruguay Ltda. -  CNPJ nº 05.447.544/0001-10, Morgan Stanley & Co. International plc - CNPJ nº 05.448.002/00          01-61, Morgan Stanley Smith Barney LLC – CNPJ nº 18.628.845/0001-91, Caieiras Fundo de Investimento Multimercado - CNPJ nº 09.577.034/0001-18, Formula XVI Fundo de Investimento Multimercado Credito Privado - Investimento no exterior - CNPJ nº 03.068.182/0001-20.

Title: Authorized Signatory.”

Rio de Janeiro, September 30, 2016.

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer